ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

NEWS RELEASE

Abraxas Announces Second Quarter 2018 Financial and Operating Results

SAN ANTONIO (August 7, 2018) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today reported financial and operating results for the three and six months ended June 30, 2018.

Financial Highlights for the Three Months Ended June 30, 2018

The three months ended June 30, 2018 resulted in:

•	Production of 745 MBoe (8,188 Boepd)
•	Revenue of $30.9 million
•	Net loss of $10.6 million, or $0.06 per share
•	Adjusted net income(a) (excluding certain non-cash items) of $3.2 million, or $0.02 per share
•	EBITDA(a) of $14.5 million
•	Adjusted EBITDA per bank loan covenants of $14.5 million(a)

(a)	See reconciliation of non-GAAP financial measures below.

Operational Highlights for the Three Months Ended June 30, 2018:

Williston Basin

In North Dakota, seven new wells were successfully fracture stimulated and placed on production. Due to our conservative flowback protocol, these wells have not yet achieved peak 30 day rates.  On the Yellowstone NE Central pad, three wells, one in the Middle Bakken and two in the Three Forks, all with approximate 10,000 foot laterals, are currently flowing back at a 2 stream average of 1,418 boe/d per well (81% oil).  This current rate is approximately 55% above our previously published type curves.  Abraxas owns a 51.6% working interest in this pad.  On the Lillibridge NE pad, four wells with approximate 10,000 foot laterals, two each in the Middle Bakken and Three Forks, were successfully completed and are flowing back on our conservative protocol without yet achieving peak 30 day rates, at a 2 stream average of 771 boe/d per well (81% oil).  These wells are producing on or slightly below our previously published type curves.  This performance was not unexpected, as these are infill wells next to wells that have been on production approximately five years.  Abraxas owns an average of approximately 26.8% in these wells.  Our Company owned drilling rig, Raven Rig #1, successfully drilled four new wells with approximate 10,000 foot laterals on the Ravin NE Central pad and is currently drilling laterals in four wells on the Ravin NE pad.  These eight wells are scheduled to be fracture stimulated starting in mid-September.  Abraxas owns an average 46.8% working interest in these eight wells.

Delaware Basin

In the Delaware Basin of West Texas, specifically in Ward County, Abraxas successfully completed and placed on production our four well Caprito 99 downspacing test pad.  These wells with approximate 4,800 foot laterals have been on production for approximately one month and due to our conservative flowback protocol have not achieved peak rates, which from past experience we expect to achieve between 45 to 60 days from initial oil production.  The wells are currently producing at a 2 stream average of 668 boe/d per well (88% oil).  All wells are producing above our previously published type curves.  The two wells closest to our original section 99 producer, which has been on production almost two years, are not as strong with rate or pressure than the two wells further away, showing some parent-child influence, the degree of which will only be determined with production data over the next several months.  Abraxas collected a considerable amount of analytical data including micro seismic and tracers to help analyze the amount of well to well interference, if any, between these wells which were spaced 660 feet apart in the same zone as opposed to the previous spacing of 1,320 feet between wells in the same zone.  This data along with production data will be analyzed over the next several months to help determine proper spacing for future development.  Abraxas owns a 57.8% working interest in this pad.

 Five miles to the north, still in Ward County, Abraxas successfully drilled the two well Greasewood pad with approximate 4,800 foot laterals in the Upper Wolfcamp A-1 and A-2.  These wells are currently being fracture stimulated with flowback expected around mid-August.  Abraxas owns a 100% working interest in the Greasewood section.  Five miles south of Caprito, also in Ward County, Abraxas has successfully drilled the two well Mesquite pad, with approximate 4,800 foot laterals in the Upper Third Bone Spring (a new zone for Abraxas) and in the Lower Third Bone Spring (successfully tested in Caprito 82).  Abraxas owns a 73.3% working interest in the Mesquite pad which is scheduled to be fracture stimulated in mid-September. The rig is currently moving approximately seven miles south but still in Ward County, to drill an approximate 4,800 foot lateral to test the Upper Wolfcamp A-1, in our Pecan 47 unit, in which Abraxas owns a 100% working interest.

Potential Divestitures

Abraxas has entered into a definitive agreement to sell certain non-core assets located on the Eastern Shelf of the Permian Basin, currently producing approximately 113 boe/d (69% oil), for $3 million.

2018 Production and Guidance Update

Despite second quarter production levels, the Company reiterates its yearly guidance for 2018.

	2018 Operating Guidance

Operating Costs	Low	High

LOE ($/Boe)	$4.00	$6.00
Production Tax (% Rev)	8.0%	9.0%
Cash G&A ($mm)	$8.5	$12.5
Production (boepd)	10,000	12,000

Comments

Bob Watson, President and CEO of Abraxas commented, “Over the past several months, Abraxas has concluded multiple land trades, swaps and acquisitions in our core area of Ward County, Texas.  The goal of these transactions was to not only increase the size of our footprint, but to also make our acreage better by trading non-operated leases for interests that lead to operated tracts.  We have been successful in this endeavor and have additional deals still in the works.  A new ownership map will be released soon, which will show the vast majority of our current 9,780 acres as operated.  This number does not include 2,270 net acres of perpetual minerals Abraxas owns in Pecos County, near the Alpine High area, nor does it include any acres from deals in the final stages of being formalized with additional parties.  The 581 net acres added in these transactions were at an average cost per acre considerably less than recently announced transactions by industry in our area. The remaining deals in the works target swapping the remaining non-operated tracts for interests considered core, as well as additional bolt ons to our existing acreage blocks.”

“On the operations front, the second quarter was very active.  Average production for the quarter of 8,188 boe/d was lower than we originally anticipated.  During the quarter, we were informed of two third party operators offset fracture activity which caused Abraxas to shut in and subsequently remediate more wells than The Company had originally anticipated at the end of the first quarter.  In total, 18 high volume wells were shut in for fracture protection for various lengths of time during the quarter.  Current production now exceeds 11,000 boe/d and is continuing to grow as eleven new wells, detailed above, and the fracture protected wells, are brought on line and cleaned up.”

Conference Call

Abraxas Petroleum Corporation (NASDAQ:AXAS) will host its second quarter 2018 earnings conference call at 11 AM ET on August 8, 2018. To participate in the conference call, please dial 844.347.1028 and enter the passcode 3089129. Additionally, a live listen only webcast of the conference call can be accessed under the investor relations section of the Abraxas website at www.abraxaspetroleum.com. A replay of the conference call will be available through September 5, 2018 by dialing 855.859.2056 and entering the passcode 3089129 or can be accessed under the investor relations section of the Abraxas website.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Permian Basin, Rocky Mountain, and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Steven P. Harris/Director of Finance and Capital Markets

Telephone 210.490.4788

sharris@abraxaspetroleum.com

www.abraxaspetroleum.com

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED

FINANCIAL HIGHLIGHTS

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands except per share data)	2018	2017	2018	2017
Financial Results:
Revenue	$30,916	$13,152	$71,546	$31,954
Net (loss) income	(10,554)	7,195	225	20,885
Net (loss) income per share - basic	$(0.06)	$0.04	$0.00	$0.13
Net (loss) income per share - diluted	$(0.06)	$0.04	$0.00	$0.13
Capital expenditures - acquisitions	7,476	-	21,769	-
Capital expenditures - drilling and completion	37,290	29,496	54,352	40,453
Total capital expenditures	44,766	29,496	76,121	40,453
EBITDA(a)	14,472	8,135	41,487	19,853
Adjusted net income, excluding certain non-cash items(a)	3,151	2,124	18,024	7,054
Adjusted net income, excluding certain non-cash items, per share - basic(a)	$0.02	$0.01	$0.11	$0.04
Adjusted net income, excluding certain non-cash items, per share - diluted(a)	$0.02	$0.01	$0.11	$0.04
Liquidity(a)	63,632	84,402	63,632	84,402
Weighted average shares outstanding - basic	165,162	162,357	164,812	158,259
Weighted average shares outstanding - diluted	165,162	163,805	167,715	159,942

Production from Continuing Operations:
Crude oil per day (Bblpd)	4,821	2,873	5,763	3,308
Natural gas per day (Mcfpd)	12,290	7,817	12,732	9,115
Natural gas liquids per day (Bblpd)	1,318	996	1,445	1,165
Crude oil equivalent per day (Boepd)	8,188	5,172	9,330	5,992
Crude oil equivalent (Mboe)	745	471	1,689	1,085

Realized Prices, net of realized hedging activity:
Crude oil ($ per Bbl)	$48.81	$48.54	$51.40	$48.02
Natural gas ($ per Mcf)	1.44	1.49	1.73	1.88
Natural gas liquids ($ per Bbl)	15.29	8.39	15.51	9.78
Crude oil equivalent ($ per Boe)	33.36	30.84	36.51	31.28

Expenses:
Lease operating ($ per Boe)	$7.69	$7.27	$6.10	$6.95
Production taxes (% of oil and gas revenue)	8.0%	8.8%	7.8%	8.7%
General and administrative, excluding stock-based compensation ($ per Boe)	$2.93	$4.08	$2.56	$3.58
Cash interest ($ per Boe)	2.00	0.83	1.59	0.72
Depreciation, depletion and amortization ($ per Boe)	11.68	9.38	11.15	9.02

   (a)     See reconciliation of non-GAAP financial measures below.

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED

BALANCE SHEET DATA

(In thousands)	June 30, 2018	December 31, 2017
Cash	$882	$1,618
Working capital	(53,199)	(34,361)
Property and equipment - net	294,956	237,767
Total assets	330,807	273,806

Long-term debt - less current maturities	115,226	87,354
Stockholders' equity	108,014	106,308
Common shares outstanding	166,711	165,890

Working capital per bank lo an covenants(a)	(31,461)	(23,262)

(a)     Excludes current maturities of long-term debt and current derivative assets and liabilities in accordance with our bank loan covenants. This working capital calculation excludes the unused commitment amount which is included for our current ratio calculation.

ABRAXAS PETROLEUM CORPORATION

CONSOLIDATED

STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands except per share data)	2018	2017	2018	2017
Revenues:
Oil	$27,472	$11,313	$63,466	$26,814
Gas	1,608	1,063	3,985	3,045
Natural gas liquids	1,835	760	4,058	2,064
	30,915	13,136	71,509	31,923
Other	1	16	37	31
	30,916	13,152	71,546	31,954
Operating costs and expenses:
Lease operating	5,730	3,421	10,299	7,539
Production and ad valorem taxes	2,485	1,158	5,598	2,778
Depreciation, depletion, and amortization	8,705	4,415	18,835	9,789
General and administrative (including stock-based compensation of $879, $979, $1,466 and $1,749, respectively)	3,065	2,898	5,793	5,635
	19,985	11,892	40,525	25,741
Operating income	10,931	1,260	31,021	6,213

Other (income) expense:
Interest income	(1)	(1)	(1)	(1)
Interest expense	1,627	501	2,956	1,008
Amortization of deferred financing fees	111	117	207	254
Loss (gain) on derivative contracts	19,763	(6,450)	27,646	(15,831)
Gain on sale of non-oil and gas assets	(15)	(102)	(12)	(102)
	21,485	(5,935)	30,796	(14,672)
(Loss) income before income tax	(10,554)	7,195	225	20,885
Income tax (expense) benefit	-	-	-	-
Net (loss) income	$(10,554)	$7,195	$225	$20,885

Net (loss) income per common share - basic	$(0.06)	$0.04	$0.00	$0.13

Net (loss) income per common share - diluted	$(0.06)	$0.04	$0.00	$0.13

Weighted average shares outstanding:
Basic	165,162	162,357	164,812	158,259
Diluted	165,162	163,805	167,715	159,942

ABRAXAS PETROLEUM CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP") in the United States of America, EBITDA is an appropriate measure of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements. EBITDA is defined as net income plus interest expense, deferred income taxes, depreciation, depletion and amortization expenses, impairments, unrealized gains and losses on derivative contracts, and stock-based compensation. EBITDA is a non-GAAP financial measure as defined under SEC rules. EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. EBITDA excludes some, but not all items that affect net income and may vary among companies. The EBITDA presented below may not be comparable to similarly titled measures of other companies.

We have also disclosed Adjusted EBITDA per bank loan covenants. Adjusted EBITDA per bank loan covenants is a non-GAAP financial measure as defined under SEC rules. Our management believes that information regarding Adjusted EBITDA per bank loan covenants is material to an understanding of our financial condition and liquidity. Adjusted EBITDA per bank loan covenants should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Adjusted EBITDA per bank loan covenants presented below may not be comparable to similarly titled measures of other companies.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2018	2017	2018	2017
Net (loss) income	$(10,554)	$7,195	$225	$20,885
Net interest expense	1,626	500	2,955	1,007
Depreciation, depletion and amortization	8,705	4,415	18,835	9,789
Amortization of deferred financing fees	111	117	207	254
Stock-based compensation	879	979	1,466	1,749
Unrealized loss (gain) on derivative contracts	13,705	(5,071)	17,799	(13,831)
EBITDA	$14,472	$8,135	$41,487	$19,853

EBITDA	$14,472	$8,135	$41,487	$19,853
Expenses related to equity offering/loan amendments/permitted acquisitions	9	703	212	4,493
Adjusted EBITDA per bank loan covenants	$14,481	$8,838	$41,699	$24,346

This release also includes a discussion of “adjusted net income, excluding certain non-cash items,” which is also a non-GAAP financial measure as defined under SEC rules. The following table provides a reconciliation of adjusted net income, excluding ceiling test impairment and unrealized changes in derivative contracts. Management believes that net income calculated in accordance with GAAP is the most directly comparable measure to adjusted net income, excluding certain non-cash items. The calculation of adjusted net income, excluding certain non-cash items presented below may not be comparable to similarly titled measures of other companies.

Unrealized gains or losses on derivative contracts are based on mark-to-market valuations which are non-cash in nature and may fluctuate drastically from period to period. As commodity prices fluctuate, these derivative contracts are valued against current market prices at the end of each reporting period in accordance with Accounting Standards Codification 815: Derivatives and Hedging as amended and interpreted, which requires Abraxas to record a gain or loss based on the calculated value difference from the previous period-end valuation for open contracts. For example, NYMEX oil prices on June 30, 2017 were $46.04 per barrel compared to $74.15 on June 30, 2018; therefore, the mark-to-market valuation changed considerably from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands except per share data)	2018	2017	2018	2017
Net (loss) income	$(10,554)	$7,195	$225	$20,885
Unrealized loss (gain) on derivative contracts	13,705	(5,071)	17,799	(13,831)
Adjusted net income, excluding certain non-cash items	$3,151	$2,124	$18,024	$7,054
Net (loss) income per share - basic	$(0.06)	$0.04	$0.00	$0.13
Net (loss) income per share - diluted	$(0.06)	$0.04	$0.00	$0.13
Adjusted net income, excluding certain non-cash items, per share - basic	$0.02	$0.01	$0.11	$0.04
Adjusted net income, excluding certain non-cash items, per share - diluted	$0.02	$0.01	$0.11	$0.04

Liquidity is calculated by adding the net funds available under our revolving credit facility and cash and cash equivalents. We use liquidity as an indicator of the Company's ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the measurement on a company's financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

(In thousands)	June 30, 2018	June 30, 2017
Borrowing base	$175,000	$115,000
Cash and cash equivalents	882	652
Revolving credit facility- outstanding borrowings	(112,000)	(31,000)
Outstanding letters of credit	(250)	(250)
Liquidity	$63,632	$84,402